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                                  EXHIBIT 12.1
                       AMERICAN EXPRESS CREDIT CORPORATION
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES


Years Ended December 31, (Millions)                    2001          2000         1999         1998         1997
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
Earnings:
  Net Income                                          $  277       $  286        $  223       $  237        $  212
  Income tax provision                                   140          150           120          128           114
  Interest expense                                     1,458        1,459         1,130        1,190         1,125
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Total earnings (a)                                    $1,875       $1,895        $1,473       $1,555        $1,451
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Fixed charges - interest expense (b)                  $1,458       $1,459        $1,130       $1,190        $1,125
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Ratio of earnings to fixed charges (a/b)                1.29         1.30          1.30         1.31          1.29
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

Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.